Exhibit 8.1

[McDermott Will & Emery LLP letterhead]

February 8, 2005

Aixtron Aktiengesellschaft

Re:	Aixtron Aktiengesellschaft/Genus, Inc.

Ladies and Gentlemen:

You have asked our opinion as to certain U.S. Federal income tax consequences of the merger (the “Merger”) of a California corporation (“Sub”), formed at the direction of Aixtron Aktiengesellschaft, a German stock corporation (“Parent”) and Genus, Inc., a California corporation (the “Company”) for the sole purpose of consummating the Merger, with and into the Company, and the exchange (the “Share Exchange”) of Company Common Stock for American Depositary Shares of Parent (the “Parent ADSs”), all pursuant to an Agreement and Plan of Merger dated as of July 1, 2004 (the “Agreement”). Following the Merger and Share Exchange, the Company will be a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In formulating our opinion, we have examined the Agreement, the Registration Statement on Form F-4 of Parent and the Proxy Statement included therein that was filed with the Securities and Exchange Commission and delivered to the Company’s shareholders and the Registration Statement on Form F-6 of Parent that was filed with the Securities and Exchange Commission in connection with the Parent ADSs (the Registration Statement on Form F-4 of Parent and the Registration Statement on Form F-6 of Parent hereinafter referred to as the “Registration Statement”), and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed with your consent that (i) the Merger and Share Exchange will be consummated in the manner contemplated by the Registration Statement and the Proxy and in accordance with the provisions of the Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Merger and Share Exchange set forth in the Registration Statement, including the purposes of the parties for consummating the Merger and Share Exchange, are true, accurate and complete; (iii) the representations made to us by Parent and the Company in connection with the Merger and Share Exchange (in the form of officers’ certificates dated as of the date hereof) and delivered to us for purposes of this opinion are, and as of the Effective Time, will be true, accurate and complete; (iv) the representations made to us by Parent regarding the nature of its income and assets for the year ended December 31, 2004 and the nature of its income and assets projected for the year ended December 31, 2005 are, and thereafter as relevant, will be true, accurate and complete; (v) any representation or other statement in the officers’ certificates or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and thereafter as relevant will be, in each case, correct without such qualification; (vi) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the officers’ certificates; and (vii) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that, for U.S. Federal income tax purposes, (i) the Merger and Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Parent, Sub and the Company will constitute parties to such reorganization within the meaning of Section 368(b) of the Code; and (ii) as of the date hereof, Parent is not, and upon completion of the merger, Parent will not be, considered a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.

This opinion relates solely to the U.S. Federal income tax consequences of the Merger and Parent’s status as a PFIC and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. This opinion does not apply to, and no opinion is expressed concerning, the tax consequences to any person who receives Parent ADSs (or options on Parent ADSs) for shares of Company Common Stock (or options thereon) received by such person as compensation for services or upon the exercise of stock options or rights received therefor. In addition, this opinion does not apply to a shareholder of the Company who will own, actually or constructively, at least five percent of the outstanding stock of Parent, measured by vote or value, immediately after the Merger and Share Exchange. This opinion is based on current U.S. Federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in U.S. Federal income tax laws or the application or interpretation thereof.

This opinion is being furnished to you pursuant to Sections 6.11 and 7.02(c) of the Agreement in connection with the Merger and Share Exchange and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose without our prior written approval. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

McDermott Will & Emery LLP